EXHIBIT 99.1

William F. Filippin to Join Community West Bank as EVP & Market President

GOLETA, Calif., May 27, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), announced that William F. Filippin will join the Bank as Executive Vice President and Market President for the San Luis Obispo County area on June 1, 2015.

"We are excited and privileged to have Bill join our executive team. With over 20 years of executive level experience in San Luis Obispo County, Bill brings significant commercial banking expertise and provides additional capabilities and depth to our executive team as we develop our plans for future growth and expansion," said Martin E. Plourd, President and Chief Executive Officer.  "Bill's successful career and local market knowledge will make him a valuable asset to our Bank. We are very excited to be part of the San Luis Obispo County community and offer our banking services to this new market as we continue to expand our footprint along the Central Coast."

Prior to joining the Company, Mr. Filippin served with Heritage Oaks Bank (and Mission Community Bank until it was merged into Heritage Oaks Bank in February 2014) as Market Area President from March 2012 to May 2015; Executive Vice President and Chief Credit Officer from August 2010 to March 2012; and, Senior Vice President and Credit Administrator from April 2009 to August 2010.

Mr. Filippin is a founding member of the Paso Robles Optimist Club, served as President of the Paso Robles Kiwanis Club and Chairman of the Arroyo Grande Chamber of Commerce. Bill holds a Business Management degree from Cal Poly San Luis Obispo and is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison.

Company Profile

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd, President and CEO
         805.692.4382
         www.communitywestbank.com